June 13, 1997



Mr. Allen E. Paulson
6001 Clubhouse Drive
Rancho Santa Fe, California  92067

       Re: MARKETING SERVICES AGREEMENT

Dear Allen:

     This letter confirms and sets out our agreement with you to provide Gulfstream with certain marketing and sales services.

1. During the period that this agreement is in effect you shall represent Gulfstream Aerospace Corporation and its affiliated and associated companies ("Gulfstream") exclusive of any other aircraft manufacturer, and shall, in consultation with me or my designee, promote without reservation Gulfstream's interest in selling Gulfstream V
     Aircraft to potential customers.

     Specifically, you will assist Gulfstream and its employees in establishing and maintaining favorable relationships and channels of communication with potential customers that you identify or have a close relationship with and perform such other liaison services that Gulfstream may request you to perform in connection with selling Gulfstream Aircraft.

     You will also provide product development services as specified in Exhibit 1 to this Agreement.

2. You shall earn success fees as specified in Exhibit 1 for sales of Gulfstream V Aircraft in which you are actively and materially involved and for certain product development activities that result in a commercially viable product to which Gulfstream obtains exclusive marketing and service and support rights as described in Exhibit 1 to this Agreement.

3. This agreement shall be effective from the date hereof until the earlier of four years or such time that Gulfstream has received from you (whether by payment, offset of success fees or other offsets) the final payment due under the Outfitted Gulfstream V Sales Agreement dated June 13, 1997, and no outstanding balance remains. Upon termination neither party shall have any further obligations or duties to the other under this agreement.

4. It is understood and agreed that no part of the success fee paid to you will be paid directly or indirectly to a government official or employee or any official or employee of any customer, potential customer or Gulfstream.

5. It is understood that this agreement is personal in character and cannot be assigned.

6. Given the unique relationship and trust Gulfstream enjoys with all of its customers, we reserve the right to disclose to any customer you become involved with that we have an agreement with you to pay a success fee upon the successful sale of a Gulfstream Aircraft to them after consultation with you. Other than this disclosure, and other than disclosure pursuant to U.S. federal securities laws and regulations, both parties agree to make every reasonable effort to avoid any publicity relative to this agreement and agree not to divulge or disclose to persons outside this relationship the details of this agreement, provided, however, that in the event publicity does occur, or unless either party is lawfully required to disclose the payment of a success fee or the details of this agreement to any regulatory agency or governmental authority of any government entitled to such information, both parties hereby consent to such disclosure and acknowledge that no claim or action by either party against the other party or its representatives shall arise.

7. We have asked you to execute the attached FINDER FCPA CERTIFICATION, and have thoroughly briefed you on our high ethical standards in commercial and governmental transactions. We know you share these values and hereby commit to each other to uphold them during the term of this agreement.

8. It is understood and agreed that you will keep confidential, without limits to time, all matters related to this agreement, as well as any and all of Gulfstream's documents, data, or information that may come into your possession during our association.

9. It is further understood and agreed that for the purpose of this agreement you are an independent contractor, and that Gulfstream shall have no liability for any suits or claims brought against you by virtue of the association contemplated herein.

10. Finally, it is understood and agreed that in the absence of an express written corporate authorization you may not bind or commit Gulfstream in any manner whatsoever, and in particular, without limitation, you shall not engage or retain any third-parties as sub-agents or in any other capacity in any manner to bind or commit Gulfstream.

11. The construction of this agreement and its performance shall be in accordance with the laws of the State of Georgia. Any dispute between us will be resolved pursuant to the Commercial Rules of Arbitration of the American Arbitration
     Association in Savannah, Georgia.


     If the foregoing accurately reflects our agreement, would you please so indicate by signing and returning the enclosed duplicate original of this letter. I look forward to working with you and will be your principal contact during the course of this agreement.

                               Very truly yours,

                               /s/ W. W. Boisture, Jr.
                               -----------------------
                               W. W. Boisture, Jr.

Agreed and accepted:

/s/ Allen E. Paulson
---------------------------

Date: ---------------------